Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation, as its sole general partner. Together with Host Hotels & Resorts, Inc., we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being our sole general partner, Host Hotels & Resorts, Inc. holds approximately 98% of our partnership interest. In this report, we use the terms “we” or “our” to refer to Host Hotels & Resorts, L.P. and Host Hotels & Resorts, Inc. together, unless the context indicates otherwise. We also use the terms “operating partnership” or “Host LP” to specifically refer to Host Hotels & Resorts, L.P. (and its consolidated subsidiaries) and “Host REIT” to specifically refer to Host Hotels & Resorts, Inc. in cases where it is important to distinguish between Host REIT and Host LP.

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in Exhibit 99.3.

Overview

We are a limited partnership operating through an umbrella partnership structure with Host REIT as our sole general partner. As of February 17, 2010, we own 110 luxury and upper-upscale hotel properties and, Host REIT is the largest lodging REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that owns real estate assets and, through payments of dividends to stockholders, is permitted to reduce or eliminate federal income taxes at the corporate level. Host REIT operates as a self-managed and self-administered REIT and owns approximately 98% of the partnership interests of Host LP.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry. The majority of our properties are luxury and upper-scale that are located in central business districts of major cities, near airports and in resort/conference destinations that benefit from significant barriers to entry by competitors. In 2009, approximately 77% of our revenues were generated by our urban and resort/conference hotels. While our hotels are still subject to competitive pressures, we believe this strategy should allow us to achieve room rate and occupancy premiums in excess of those of our competitors. We seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in optimizing property operations and by completing strategic capital improvements.

Our Customers

The majority of our customers fall into three broad groups: transient business, group business, and contract business, which accounted for approximately 56%, 37% and 7%, respectively, of our 2009 room sales. Similar to the majority of the lodging industry, we further categorize business within these categories based on characteristics they have in common as follows:

Transient business broadly represents individual business or leisure travelers. Business travelers make up the majority of transient demand at our hotels. Therefore, we will be more significantly affected by trends in business travel versus leisure demand. The four key subcategories of the transient business group are:

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Premium: Sometimes referred to as “rack rate,” this rate is typically applied to rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

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Corporate: This is the benchmark rate that a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiated or discount rates.

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Special Corporate: This is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel or to hotel brands generally. These rates are typically negotiated annually at a discount to the anticipated corporate rate.

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Discount: This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group business represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. The three key sub-categories of the group business category are:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternal and youth and amateur sports teams, otherwise known as SMERF business.

The final category is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently lower levels of demand. Airline crews are typical generators of contract demand for our hotels.

Understanding Our Performance

Our Revenues and Expenses.

Our hotels are operated by third-party managers under long-term agreements under which they typically earn base and incentive management fees based on the levels of revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to purchase inventory and to pay wages, utilities, property taxes and other hotel-level expenses. We generally receive a cash distribution from our hotel managers each four-week or monthly accounting period, which reflects hotel-level sales less property-level operating expenses (excluding depreciation).

Hotel revenue is approximately 97% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2009 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is a significant driver of room rates.	60%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	30%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, entertainment and other guest services.	7%

Hotel operating expenses are approximately 98% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2009 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	23%
• Other departmental and support expenses. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	28%

• Management fees. Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels.	4%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change based on changes in revenues at our hotels.	10%

• Depreciation and amortization expense. This is a non-cash expense that changes primarily based on the acquisition and disposition of hotel properties and the level of past capital expenditures.	16%

The expense components listed above are based on those presented in our consolidated statements of operations. It is also worth noting that wage and benefit costs are spread among various line items, however, taken separately these costs represent approximately 55% of our hotel operating expenses.

Key Performance Indicators.

Revenue per available room, or RevPAR, is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or parking, telephone or other guest service revenues generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels.

RevPAR changes that are driven predominately by occupancy have different implications on overall revenue levels, as well as incremental operating profit than do changes that are driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in additional room-related costs. As a result, changes in RevPAR driven by increases or decreases in average room rates have a greater effect on profitability than changes in RevPAR caused by occupancy levels.

In discussing our operating results, we present RevPAR and certain other financial data for our hotels on a comparable hotel basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred business interruption due to significant property damage, large scale capital improvements or significant events during these periods.

We also evaluate the performance of our business through non-GAAP financial measures, including funds from operations (“FFO”) per diluted unit and comparable hotel adjusted operating profit. We use FFO per diluted unit as a supplemental measure of company-wide profitability. Another key profitability indicator we use is hotel adjusted operating profit, which is a non-GAAP measure used to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per unit. We provide a more detailed discussion of these non-GAAP financial measures, how management uses such measures to evaluate our financial condition and operating performance as well as certain limitations of such measures. See “—Non-GAAP Financial Measures.”

Summary of 2009 Operating Results

During 2009, the economic recession, both domestically and internationally, and the continued fall-out from the collapse of the credit markets in 2008 contributed to a significant decrease in GDP, corporate profits and business and consumer spending, as well as a significant increase in the unemployment rate. These factors combined to depress overall lodging demand, which resulted in historical levels of decline in occupancy and average room rates. In addition to these economic drivers, political pressure and public relations concerns over corporate travel further diminished booking activity and reduced attendance at group events, resulting in lower banquet, food and beverage and other revenues. Meeting planners were able to take advantage of historically high room availability, which has resulted in a shift in pricing power, leading to lower average room rates. Overall, comparable RevPAR decreased 19.9% in 2009 as a result of a decrease in occupancy of 5.4 percentage points and a decrease of 13.5% in average room rate with a similar decline in food and beverage revenues of 20.1%. As a result, total revenue decreased $975 million, or 19.0%, to approximately $4.1 billion for the year.

Net income declined $672 million in 2009 to a loss of $258 million. The decline in net income primarily reflects the decline in operating profit due to the decrease in overall lodging demand described above. The net loss also reflects $131 million of impairment charges incurred during 2009, $77 million of which are included in discontinued operations. Diluted earnings per common unit decreased $1.17 to a $.45 loss in 2009. FFO per diluted unit decreased $1.19, to $.52, for 2009. The declines in diluted earnings per common share and FFO per diluted unit reflect the decline in operations and the issuance of approximately 104 million common OP units throughout the year. The declines in earnings and FFO per unit during 2009 also reflect $131 million of impairment charges and an expense accrual of approximately $41 million related to a potential litigation loss. During 2008, impairment charges totaled $3 million.

Management was able to partially mitigate the decline in our operations by working with our managers to minimize margin deterioration. During the year, we worked with our operators to implement significant contingency plans, which included right-sizing the work force to the amount of business being generated, reducing discretionary spending, delaying the implementation of brand standards, closing restaurant outlets or modifying hours of operations, as well as closing specific floors or towers to reflect the decrease in occupancy. In addition to our cost-cutting measures, our managers accessed additional revenue channels, particularly e-commerce channels, in an effort to offset the decline in revenues from more traditional sources.

Financing Activities

Maintaining financial flexibility was an important strategic focus throughout 2009. Despite the disruption in the credit markets, we raised approximately $1.9 billion in cash during the year through debt and equity issuances and hotel sales. The proceeds have primarily been used to repay short-term debt maturities and to maintain higher than historical cash levels. As a result of these efforts:

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At year end, we held over $1.6 billion in unrestricted cash and cash equivalents, a portion of which was used to repay or redeem $470 million of debt in the first quarter of 2010, further reducing our debt to approximately $5.4 billion at February 17, 2010. We have $600 million available under our credit facility.

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During 2009, we repaid $342 million of mortgage debt and repurchased $149 million face amount of exchangeable senior debentures at a $14 million discount to the face value. Excluding the recent $470 million in first quarter 2010 debt paydowns, our significant remaining debt maturities and obligations through year-end 2012 consist of $422 million of mortgage debt which matures in 2011 (including the $300 million Orlando World Center Marriott mortgage, all or a portion of which can be extended for two one-year periods provided that debt coverage exceeds certain ratios and other conditions are met) and $325 million and $526 million of exchangeable senior debentures, which holders have the right to put to us in April 2010 and 2012, respectively.

•	As of February 17, 2010, 99 of our 110 properties are unencumbered by mortgage debt.

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We maintained compliance with all of our senior note and credit facility covenants (see “—Financial Condition” for a detailed description of our financial covenants and our current levels of compliance).

We believe, as a result of these efforts and the overall strength of our balance sheet, we will have sufficient liquidity to withstand the current decline in our operating cash flow and to take advantage of investment opportunities going forward (for a detailed discussion, see “—Liquidity and Capital Resources”).

Investing Activities

Acquisitions/Dispositions.

Acquisition opportunities that conform to our portfolio criteria were nearly nonexistent in 2009 both domestically and internationally due to significantly depressed operating levels, ongoing capital market disruption and the uncertain economic outlook. We believe that the current operating environment, combined with the significant number of hotel properties encumbered with very high levels of debt coming due in the next several years, may result in owners and/or lenders making these properties available for sale due to their inability to repay the debt at maturity. We believe that these opportunities may begin to reach the market in 2011 and 2012 as distressed owners and their lenders will first explore other options. We have been actively exploring potential acquisitions and expect to be able to take advantage of these opportunities over time as they arise.

We disposed of six non-core properties in 2009 where we believed the potential for future returns were lower than our target levels and recognized proceeds of approximately $204 million, including the return of reserves held by the manager, that were subsequently used to repay debt and invest in our portfolio. We recognized a gain on the dispositions totaling approximately $26 million, net of tax.

On September 11, 2009, we sold our remaining 3.6% limited partnership interest in CBM JV for approximately $13 million and recorded the gain on property transaction of $5 million, net of taxes. As a result of this transaction, we will no longer have any continuing involvement in CBM JV.

Capital Expenditures

Our capital expenditures program consists of renewal and replacement, ROI/repositioning and value enhancement projects in a broad array of areas including lobbies and public spaces, food and beverage facilities, spas, retail outlets, meeting space and rooms as well as energy conservation and other non-public areas of the property. We completed $340 million of capital expenditures in 2009, which included $176 million in ROI/repositioning expenditures and value enhancement projects at numerous properties. These projects included the completion of a 62,750 square foot ballroom addition at the Swissôtel Chicago for approximately $52 million, the construction of the 12,000 square foot ballroom at The Ritz-Carlton, Amelia Island and the construction of the 10,000 square foot ballroom at the Harbor Beach Marriott Resort & Spa, which is scheduled for completion in the first quarter of 2010. In addition to the ROI/repositioning projects, we spent $164 million on renewal and replacement capital expenditures.

We believe that our properties are in a strong competitive position with respect to their market competitors as a result of strategic focus on maintaining and upgrading our properties through a dedicated capital expenditures program. While overall spending on capital projects declined in 2009, we have invested over $2.5 billion in the last five years, including the renovation of approximately 42,000 rooms and 2.3 million square feet of meeting space. We anticipate that we will spend $270 million to $300 million on capital projects for 2010, and we continue to look for additional ways to strategically reinvest in our portfolio using our scale and relationships to drive more cost efficient purchasing and improve the overall quality of our assets.

2010 Outlook

While economic indicators suggest that the economy and the lodging industry have begun a tentative recovery in the wake of the difficult recessionary environment in 2009, we believe that several factors, primarily uncertainty in the strength and sustainability of an economic recovery and persistently high unemployment, will continue to negatively affect lodging industry fundamentals in 2010. We do not anticipate a significant improvement in the lodging industry until key economic indicators, particularly GDP, business investment, employment, corporate profits and consumer spending, experience sustained quarter-over-quarter growth.

The factors discussed above will likely continue to negatively affect the group and transient demand segments in 2010. We believe occupancy, after reaching near historical lows, will begin to improve due to the back-log of demand from long-delayed meetings and travel. However, we believe the recovery in occupancy will be muted as concerns over corporate expenditures will continue to diminish booking activity and decrease attendance at group events, resulting in lower banquet, food and beverage and other revenues. Similarly, the reduction in corporate travel budgets and cost concerns will continue to negatively affect transient business and leisure travel. We believe the increase in occupancy will be offset by continued rate pressure in the lodging industry. Historically, as occupancy improves average rates will increase as the mix of business shifts away from lower-rated discount and contract business to higher-rated corporate and group business. Eventually, average rates will increase further as additional demand moves the pricing power away from the consumer. For example, while we have experienced an increase in short-term group bookings, our overall group booking pace remains below 2008 levels. We believe that this is the result of meeting planners taking advantage of the historically low occupancy in the industry to book unoccupied rooms at a discount closer to their meeting date. This shift to short-term group bookings also negatively affects our ability to predict our group bookings and overall results. Similarly, for our transient business, travelers will continue to take advantage of discount booking options until the industry can sustain occupancy growth.

We believe that the lodging supply growth for upper upscale and luxury hotels will begin to abate in 2010, and will be significantly lower in 2011 and 2012 as the recession and the disruption in the credit markets caused a significant decline in new hotel construction starts beginning in the second half of 2008. This may be particularly relevant for the markets and lodging sectors in which we compete due to the long-term planning and high level of investment associated with these properties. While we do not believe the anticipated decline in supply growth will have a significant effect on operations for 2010, we believe that it will have a positive effect on our hotels’ performance in later years, as any demand growth which occurs will not be coupled with an increase in lodging supply.

The general economic trends discussed above make it difficult to predict our future operating results in 2010. We may experience further declines in hotel revenues or earnings at our properties for any number of reasons, including, but not limited to, greater than anticipated weakness in the economy, changes in travel patterns and the continued impact of the trends identified above.

Results of Operations

The following table reflects certain line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	2009	2008	% Change 2008 to 2009		2007		% Change 2007 to 2008
Revenues
Total hotel sales	$4,037	$5,000	(19.3)%			$5,107	(2.1)%

Operating costs and expenses:
Property-level costs(1)	3,879	4,326	(10.3)			4,283	1.0
Corporate and other expenses	116	58	100.0			69	(15.9)
Gain on insurance settlement	—	7	N/M	(4)		51	(86.3)
Operating profit	149	742	(79.9)			926	(19.9)
Interest expense	379	375	1.1			444	(15.5)
Net (income) loss attributable to non-controlling interests	1	(3)	N/M	(4)		(6)	(50.0)
Income (loss) from discontinued operations	(61)	31	N/M	(4)		201	(84.6)
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(257)	411	N/M	(4)		728	(43.5)

All hotel operating statistics(2):
RevPAR	$112.57	$140.35	(19.8)%			$142.81	(1.7)%
Average room rate	$170.93	$196.70	(13.1)%			$194.71	1.0%
Average occupancy	65.9%	71.4%	(5.5	)pts.		73.3%	(1.9	)pts.

Comparable hotel operating statistics(3):
RevPAR	$113.68	$141.97	(19.9)%		$	N/A	(2.6)%
Average room rate	$171.61	$198.30	(13.5)%		$	N/A	0.7%
Average occupancy	66.2%	71.6%	(5.4	)pts.		N/A	(2.4	)pts.

(1)	Amount represents operating costs and expenses per our consolidated statements of operations less corporate and other expenses and the gain on insurance settlement.
(2)	Operating statistics are for all properties as of December 31, 2009, 2008 and 2007 and include the results of operations for hotels we have sold prior to their disposition.
(3)	Comparable hotel operating statistics for 2009 and 2008 are based on 111 comparable hotels as of December 31, 2009. The percent change from 2007 to 2008 is based on 115 comparable hotels as of December 31, 2008.
(4)	N/M=Not Meaningful

Hotel Sales Overview

	2009	2008	% Change 2008 to 2009	2007	% Change 2007 to 2008
	(in millions)			(in millions)
Revenues
Rooms	$2,490	$3,106	(19.8)%	$3,175	(2.2)%
Food and beverage	1,236	1,547	(20.1)	1,582	(2.2)
Other	311	347	(10.4)	350	(0.9)

Total hotel sales	$4,037	$5,000	(19.3)	$5,107	(2.1)

2009 Compared to 2008

The decrease in hotel sales and food and beverage revenues is primarily attributable to decreased occupancy, which drives lower room rates and less demand for catering and banquet business, as well as other ancillary revenues such as spas, golf, parking, internet connectivity and other fees. Sales for properties disposed of in 2009 and 2008 and The Ritz-Carlton Dearborn have been reclassified as discontinued operations. See “—Discontinued Operations” below.

Consistent with the portfolio as a whole, comparable hotel RevPAR decreased 19.9%, with a 5.4 percentage point decrease in occupancy and a 13.5% decrease in average room rates. Another factor that contributed to the decrease in revenues was corporate travelers downgrading from luxury properties to other hotel segments due to political and public relations concerns regarding corporate expenditures on luxury services. This had a significant affect on our Ritz-Carlton properties as well as our resort locations.

While management evaluates the performance of each individual hotel against its competitive set in a given market, overall we evaluate the portfolio operating results using three different criteria: property type (i.e. urban, suburban, resort/conference or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable Hotel Sales by Property Type

The following tables set forth performance information for 2009 and 2008:

Comparable Hotels Portfolio by Property Type(a)

	As of December 31, 2009		Year ended December 31, 2009			Year ended December 31, 2008
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	53	34,485	$183.44	69.0%	$126.64	$211.15	73.6%	$155.39	(18.5)%
Suburban	31	11,646	138.72	60.2	83.45	160.68	66.1	106.19	(21.4)
Resort/Conference	13	8,082	215.19	61.1	131.57	248.61	69.0	171.45	(23.3)
Airport	14	6,955	115.61	68.5	79.18	136.71	74.0	101.14	(21.7)

All Types	111	61,168	171.61	66.2	113.68	198.30	71.6	141.97	(19.9)

(a)	The reporting period for 2009 is from December 27, 2008 to January 1, 2010 and for 2008 is from December 29, 2007 to December 26, 2008 for our Marriott hotels. For further discussion, see “—Reporting Periods”.

Consistent with 2008, our urban properties continued to outperform the portfolio as a whole. We believe the location of these assets provides a diversified demand base that helped drive higher levels of occupancy, which partially mitigated the decline in average room rate compared to other property types. As noted above, our resort/conference properties were particularly affected by traveler concerns regarding corporate expenditures for luxury hotels and services.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information for 2009 and 2008:

Comparable Hotels by Region(a)

	As of December 31, 2009		Year ended December 31, 2009			Year ended December 31, 2008
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	27	15,943	$169.46	67.4%	$114.22	$198.45	73.7%	$146.16	(21.9)%
Mid-Atlantic	10	8,330	219.22	76.4	167.47	270.15	79.8	215.56	(22.3)
North Central	14	6,204	130.93	60.8	79.64	152.23	65.5	99.72	(20.1)
South Central	9	5,687	143.88	63.8	91.83	161.26	67.7	109.11	(15.8)
Florida	9	5,677	182.88	62.9	115.04	211.20	69.7	147.21	(21.9)
DC Metro	12	5,416	190.52	73.6	140.13	199.85	74.4	148.77	(5.8)
New England	8	4,297	161.76	63.7	103.11	179.11	71.9	128.85	(20.0)
Atlanta	8	4,252	152.32	58.2	88.63	172.87	66.0	114.01	(22.3)
Mountain	7	2,889	157.85	59.4	93.69	182.43	66.5	121.36	(22.8)
International	7	2,473	143.29	61.6	88.21	170.63	68.1	116.22	(24.1)

All Regions	111	61,168	171.61	66.2	113.68	198.30	71.6	141.97	(19.9)

(a)	The reporting period for 2009 is from December 27, 2008 to January 1, 2010 and for 2008 is from December 29, 2007 to December 26, 2008 for our Marriott hotels. For further discussion, see “—Reporting Periods”.

Other than the DC Metro region, all of our regions had substantial declines in RevPAR, though results reflect the different dynamics of the major markets within each region. RevPAR at hotels in our top performing DC Metro region declined 5.8%, though individual properties within the region varied from an increase of 7.4% to a decline of 25.4% in RevPAR, with the strongest performers being our downtown properties that benefited from government and government-related activity. Similarly, the 15.8% RevPAR decline in the South Central region included a RevPAR decrease of 3.7% in New Orleans and a decline of 21.4% in Houston.

Hotel Sales by Business Mix.    The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 111 of our hotels for which business mix data is available from our managers.

In 2009, transient RevPAR decreased 18.6% when compared to 2008, reflecting a slight decline in total room nights and a decline in average rate of 17.7%. The decline primarily reflects a shift from the higher-rated premium and corporate business to the price-sensitive transient discount business. Room nights for premium and corporate business declined 17.3%, despite a decline in average rates of 18.9%, which led to a RevPAR decline of 32.9% in this business. This was slightly offset by the 8.6% growth in room nights from price-sensitive transient discount business as customers, particularly leisure travelers, utilized discount programs implemented by our managers and third-party travel websites offering discounted rates.

Group RevPAR declined approximately 23.2% reflecting a decline in total room nights of 17.2% and a decline in average room rates of 7.2%. The decline in room rate was primarily due to corporate group discounts and short-term group rate concessions. The primary driver of the decline in room nights was a significant reduction in corporate group business of 32.8%. In addition to significant reductions in corporate group meetings, this also reflects low attendance at group meetings and groups increasingly renegotiating rates.

2008 Compared to 2007

Hotel sales declined in 2008 due to decreases in occupancy at our properties, as well as decreases in food and beverage and other revenue items. Sales for properties disposed of in 2009, 2008 and 2007, and The Ritz-Carlton Dearborn, have been reclassified as discontinued operations. See “—Discontinued Operations” below.

Comparable hotel RevPAR decreased 2.6%. The decrease in RevPAR was the result of a 2.4 percentage point decrease in occupancy which was slightly offset by a .7% increase in average room rates. Occupancy was negatively affected by the decrease in overall lodging demand.

Food and beverage revenues for our comparable hotels decreased 2.9%, primarily due to decreased sales from our catering and banquet business and meeting room rentals and the decline in occupancy at our hotels. Other revenues for our comparable hotels, which primarily represent spa, golf, parking, internet connectivity and other fees, were down slightly.

Comparable Hotel Sales by Property Type

The following tables set forth performance information for 2008 and 2007:

Comparable Hotels Portfolio by Property Type(a)

	As of December 31, 2008		Year ended December 31, 2008			Year ended December 31, 2007
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	53	32,388	$215.42	74.1%	$159.60	$211.97	77.0%	$163.22	(2.2)%
Suburban	34	12,904	158.42	65.5	103.81	157.39	67.9	106.90	(2.9)
Airport	15	7,208	138.39	74.0	102.45	139.04	75.3	104.72	(2.2)
Resort/Conference	13	8,082	248.61	69.0	171.45	253.45	70.7	179.12	(4.3)

All Types	115	60,582	199.10	71.6	142.51	197.76	74.0	146.39	(2.6)

(a)	The reporting period for 2008 is from December 29, 2007 to December 26, 2008 and for 2007 is from December 30, 2006 to December 28, 2007 for our Marriott hotels. For further discussion, see “—Reporting Periods”.

For 2008, RevPAR decreased across all of our hotel property types. RevPAR at our resort/conference properties was particularly affected by the current economic recession due to reduced consumer spending and increased travel costs. In particular, our Hawaiian properties experienced a dramatic decline in RevPAR as a result of decreased airlift to the Hawaiian islands and overall weak demand in this market. RevPAR at our urban, airport and suburban hotels also declined due to the overall decline in lodging demand.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information for 2008 and 2007:

Comparable Hotels by Region(a)

	As of December 31, 2008		Year ended December 31, 2008			Year ended December 31, 2007
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	27	15,934	$198.45	73.7%	$146.16	$200.99	75.9%	$152.60	(4.2)%
Mid-Atlantic	11	8,684	266.72	79.2	211.16	260.84	82.6	215.51	(2.0)
North Central	14	6,175	152.23	65.5	99.72	153.96	69.3	106.63	(6.5)
Florida	9	5,676	211.20	69.7	147.21	209.60	69.6	145.95	0.9
New England	11	5,663	176.34	70.9	125.04	176.22	74.7	131.68	(5.0)
DC Metro	13	5,666	199.15	74.5	148.30	198.34	75.6	150.03	(1.2)
South Central	8	4,358	165.49	68.0	112.48	158.80	70.1	111.35	1.0
Mountain	8	3,364	170.73	64.6	110.35	166.75	67.9	113.22	(2.5)
Atlanta	7	2,589	190.52	65.4	124.68	197.10	68.6	135.13	(7.7)
International	7	2,473	170.63	68.1	116.22	156.37	69.3	108.30	7.3

All Regions	115	60,582	199.10	71.6	142.51	197.76	74.0	146.39	(2.6)

(a)	The reporting period for 2008 is from December 29, 2007 to December 26, 2008 and for 2007 is from December 30, 2006 to December 28, 2007 for our Marriott hotels. For further discussion, see “Reporting Periods”.

In terms of RevPAR growth, our International region was the top performing region due to RevPAR growth at our Chilean and Canadian hotels and the impact of favorable foreign currency exchange rates. Comparable hotel RevPAR growth in our Florida region was driven by RevPAR growth at the Harbor Beach Marriott where we benefited from prior year disruption caused by rooms renovations and the Orlando World Center Marriott where significant discounting drove transient demand. RevPAR results were partially offset by rooms’ renovations at three hotels in the Florida region, as well as the impact of Hurricane Fay. RevPAR growth in the South Central region was the result of year-over-year growth in our Houston market which had a strong fourth quarter due to Hurricane Ike induced demand as well as our San Antonio properties, which experienced strong group business because of recent renovations in the fourth quarter of 2007.

The RevPAR decline in our Pacific region was driven by the 17.1% RevPAR decline at our Hawaiian properties and a 3.8% decline at our San Diego properties. The region’s best performer based on RevPAR growth was the San Francisco market which had a 1.9% increase in RevPAR. However, the RevPAR growth was concentrated in the first half of the year, as RevPAR in San Francisco declined significantly in the fourth quarter. RevPAR in our New England region also declined, reflecting decreased demand at our Boston hotels due to fewer city-wide events and softening leisure demand. In addition, we experienced higher group attrition and cancellations than in prior periods.

The North Central region underperformed other regions, as results in Chicago were particularly weak due primarily to renovations at three of our Chicago properties and lower transient demand. The Atlanta region also underperformed in comparison to the overall portfolio due to weak group bookings, lower transient demand and increased supply. RevPAR in our Mountain region also declined as the Phoenix market continued to struggle due to lower group and transient demand and rooms renovations at two hotels.

Hotel Sales by Business Mix.    The information below is derived from business mix data for 108 of our hotels for which business mix data is available from our managers.

In 2008, overall transient average daily rates decreased 1.3% when compared to 2007 while our overall group average room rate increased almost 3.9% over the prior year as most of the business was contracted prior to any significant downturn.

Property-level Operating Expenses

	2009	2008	% Change 2009 to 2008	2007	% Change 2008 to 2007
	(in millions)			(in millions)
Rooms	$683	$762	(10.4)%	$756	0.8%
Food and beverage	935	1,132	(17.4)	1,149	(1.5)
Other departmental and support expenses	1,102	1,252	(12.0)	1,235	1.4
Management fees	158	241	(34.4)	262	(8.0)
Other property-level expenses	386	384	0.5	384	0.0
Depreciation and amortization	615	555	10.8	497	11.7

Total property-level operating expenses	$3,879	$4,326	(10.3)	$4,283	1.0

2009 compared to 2008 and 2008 compared to 2007.

The overall decrease in operating expenses is consistent with lower overall demand at our properties and our hotel managers actively implementing contingency plans and cost saving measures to manage operating margin decline. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflationary increases and revenues (which affect management fees), though the effect on specific costs will differ. Property-level operating expenses exclude the costs associated with hotels we have sold during the periods presented including The Ritz-Carlton Dearborn in June 2010, which are included in discontinued operations.

Rooms.    The decrease in room expenses was primarily due to a decrease in occupancy. We also benefited from cost cutting measures implemented by our managers that reduced controllable expenses, such as closing rooms in unused sections of the hotels, and reducing management staff and labor hours per occupied room.

Food and Beverage.    The decline in food and beverages costs was primarily driven by a decrease in occupancy, which led to a reduction in food and beverages cost of goods sold, and reductions in restaurant hourly and management staff.

Other departmental and support expenses.    The decline in these expenses reflected a reduction in controllable expenses such as marketing and general and administration expenses that were driven by a decrease in the wages and benefits allocated to these expenses, reflecting a decline in management staffing and bonus payouts. Additionally, utilities declined 11.5% as a result of a decline in prices, lower occupancy levels and milder weather.

Management fees.    Our base management fees, which are generally calculated as a percentage of total revenues, declined 20% for the year, which is consistent with our revenue decline. The incentive management fees, which are based on the level of operating profit at each property after the owner has received a priority return on its investment, declined 67% during 2009 as a result of the decline in operating profit at the hotel level.

Other property-level expenses.    These expenses generally do not vary significantly based on occupancy and include expenses such as property taxes and insurance. For 2009, the slight increase was primarily driven by the increase in ground rent expense related to the New York Marriott Marquis, which was largely offset by decreases in insurance, equipment rental and other property-level costs.

Depreciation and amortization.    During 2009, the increase in depreciation expense was primarily due to $20 million of impairment charges included in continuing operations as well as an increase in depreciation expense due to our extensive $1.8 billion capital expenditure program from 2006 to 2008.

During 2009, we identified properties to be tested for impairment based on certain events or circumstances that occurred which indicated that their carrying amount may not be recoverable as compared to projected undiscounted cash flows, as prescribed by GAAP. We tested these properties for impairment based on management’s estimate of expected future undiscounted cash flows over our expected holding period. As a result of these analyses, we recorded non-cash property impairment charges totaling $97 million for the year based on the difference between the fair value of these properties and their carrying amounts. Of these property impairment charges, $77 million has been included in discontinued operations for the year-to-date period. During 2008, we identified one property for impairment and recorded $3 million of impairment charges, which are included in discontinued operations. See “—Critical Accounting Policies—Impairment testing” for further discussion of our policies regarding impairments.

In addition, our investment in the European joint venture exceeded its fair value on an other-than-temporary basis, and we recorded an impairment charge of $34 million which is included in equity in earnings (losses) of affiliates. See “—Other Income Statement Line Items—Equity in Earnings (Losses) of Affiliates” for further detail.

Other Income Statement Line Items

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and benefits, including stock-based compensation expense, as well as other costs such as travel, corporate insurance, audit fees, building rent and system costs. Corporate expenses increased approximately $58 million in 2009 from 2008 and decreased approximately $11 million in 2008 from 2007. The increase in 2009 includes an expense accrual of approximately $41 million, or $.07 per common unit, based on a range of possible outcomes for a potential litigation loss. See “Legal Proceedings.” Additionally, higher corporate expenses reflected an increase in stock-based compensation expense in a return to more normalized levels, as well as an increase in the stock price during 2009.

Gain on Insurance Settlement.    We recorded a gain on insurance settlement of $7 million in 2008 and $51 million in 2007. The gains primarily relate to the insurance proceeds received for both business interruption and property damage following Hurricanes Katrina and Wilma which occurred during September and October 2005, respectively. The hurricanes caused substantial business interruption and property damage at our New Orleans Marriott and at five of our hotels located in southern Florida. The gain represents the insurance proceeds received in excess of the insurance receivable recorded on the balance sheet at the date of loss. The insurance receivable reflected the book value of the property and equipment written off and repairs and maintenance costs incurred from the hurricanes. We recognize the gains on insurance settlements once all contingencies are met, and, as a result, none of the property insurance proceeds were recognized in income during 2005 or 2006.

Interest Income.    The $13 million decline in interest income for 2009 when compared to 2008 is primarily due to lower rates for 2009 compared to 2008. The $17 million decline in interest income for 2008 when compared to 2007 is primarily due to lower interest rates during 2008, as well as a slightly lower weighted average cash balance for the full year 2008 compared to 2007.

Interest Expense.    Interest expense increased 1% to $379 million in 2009. Interest expense includes $27 million, $30 million and $25 million of non-cash interest expense for 2009, 2008 and 2007, respectively, related to our exchangeable debentures.

The decrease of $69 million in interest expense for 2008 from 2007 is primarily due to an expense of $45 million related to call premiums and the acceleration of the amortization of deferred financing costs associated with debt prepayments during 2007 compared to a $14 million gain in 2008 related to the repurchase of $100 million principal amount of our 2004 Debentures. The decline in interest expense also reflects the decrease in our weighted average interest rate of 0.4 percentage points to 6.4%.

Equity in Earnings (Losses) of Affiliates.    In 2009, our share of losses from affiliates increased by $22 million compared to 2008 primarily due to the $34 million non-cash impairment charge related to our investment in the joint venture in Europe and the overall decline in operations at these hotels. Results also were affected by the settlement of a lawsuit in 2009 relating to the return of an initial deposit for a terminated acquisition, which resulted in a gain of $8 million. We recognized a loss of $11 million in 2008 due to uncertainties surrounding this litigation.

We evaluate the recoverability of our investment in affiliates based on our assessment of the fair value of our investment in comparison to our carrying value. In 2009, we determined that the carrying value of our investment in our joint venture in Europe exceeded its fair value on an other-than-temporary basis. As a result, we recorded an impairment charge of $34 million which is included in equity in earnings (losses) of affiliates. See “—Critical Accounting Policies—Other-than-Temporary Impairment of an Investment” for further discussion.

Discontinued Operations.    Discontinued operations consist of two hotels disposed of in 2010, six hotels disposed of in 2009 (including one hotel for which the ground lease expired and will revert back to the ground lessor), two hotels disposed of during 2008 and nine hotels disposed of in 2007 and represent the results of operations and the gains on the disposition of these hotels during the periods. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held for sale and the results of sold hotels prior to their disposition, in the consolidated statements of operations for the periods presented (in millions):

	2009	2008	2007
Revenues	$72	$175	$234
Income (loss) before taxes	(88)	9	39
Gain on disposals, net of tax	26	24	164

Liquidity and Capital Resources

Overview

We seek to maintain a capital structure and liquidity profile with an appropriate balance of cash, debt and equity to provide financial flexibility to pursue opportunities given the cyclical nature of the lodging industry. Consistent with our strategic goals and the overall economic climate in 2009, we focused on preserving capital, increasing liquidity and extending debt maturities. We raised approximately $1.9 billion through debt and equity issuances and hotel sales. We used the proceeds from these transactions and available cash to repay $153 million face amount of senior notes and debentures with a carrying value of $144 million for $139 million, to repay $410 million outstanding under our credit facility and to repay $342 million in mortgage debt. We also repaid $470 million of debt in the first quarter of 2010 as discussed below. We intend to use the remaining proceeds to repay debt, acquire new properties and invest in our portfolio through our capital expenditure program. We believe we have sufficient liquidity and access to the capital markets to withstand declines in operating cash flow, pay our near-term debt maturities and fund our capital expenditure programs. We expect to maintain higher than historical cash levels until the credit markets stabilize and operating conditions improve.

The chart below details our significant cash flows for the three years ended December 31, 2009:

	2009	2008	2007
Operating activities
Cash provided by operating activities	$552	$1,020	$1,001
Investing activities
Acquisitions and investment	(7)	(77)	(49)
Dispositions and return of investment	251	38	400
Capital expenditures	(340)	(672)	(613)
Financing activities
Issuances of debt	906	300	1,025
Net draws (repayments) on credit facility	(410)	410	(250)
Repurchase of senior notes, including exchangeable debentures	(139)	(82)	—
Debt prepayments and scheduled maturities	(342)	(245)	(1,015)
Common OP unit issuance	767	—	—
Common OP unit repurchase	—	(100)	—
Distributions on common OP units	(43)	(542)	(460)

Cash Requirements.    We use cash for acquisitions, capital expenditures, debt payments, operating costs, corporate and other expenses and distributions to unitholders. As a REIT, Host REIT is required to distribute at least 90% of its taxable income (excluding net capital gain) to its stockholders. During 2009, in reliance on the specific terms of guidance issued by the IRS and subject to certain elections by Host REIT’s stockholders and the effect of a 10% cash limitation, Host REIT paid approximately 90% of a $.25 per share special dividend with Host REIT common stock, or 13.4 million common shares, with the remaining 10% paid in cash of approximately $15.6 million. Pursuant to the Partnership Agreement, common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host REIT to its common stockholders, or $0.025 per OP unit, but did not receive an equivalent per unit distribution for the 90% paid with Host REIT common stock. Therefore, subsequent to the issuance of shares of common stock to stockholders of Host REIT, the conversion factor used to convert OP units into shares of Host REIT common stock was adjusted from 1.0 to 1.021494.

Set forth below is a schedule of our debt maturities through 2012. As of December 31, 2009, our weighted average interest rate is 6.6% and our weighted average maturity is 4.4 years. Our remaining near term debt maturities in 2010 and 2011 are relatively low. Maturities in 2011 total $430 million and include the $300 million Orlando World Center Marriott mortgage, which is subject to extension, in whole or in part, at our option if certain requirements are met. See “—Financial Condition” for more information on our debt maturities. During the first quarter of 2010, we used the proceeds from the issuance of the 2009 Debentures and available cash to redeem the remaining $346 million of 7% Series M senior notes which were due in August 2012 and to repay the $124 million mortgage on the Atlanta Marriott Marquis. Due to these repayments, the $470 million in maturities have been excluded in the chart below:

Remaining Debt Maturities 2010—2012

(in millions)

	2010	2011	2012
3.25% Exchangeable Senior Debentures(1)	$325	$—	$—
Mortgage loan on four Canadian properties	—	122	—
Orlando World Center Marriott mortgage(2)	—	300	—
2.625% Exchangeable Senior Debentures(3)	—	—	526
Senior notes	—	—	7
Principal amortization on other debt	9	8	8

Total maturities	$334	$430	$541

(1)	Our 3.25% Exchangeable Senior Debentures are due in 2024 but are subject to a put option by the holders on April 15, 2010. The $325 million represents the face amount of the outstanding principal at December 31, 2009.
(2)	This mortgage in whole or in part is subject to two, one-year extension options provided that debt coverage exceeds certain ratios and other conditions are met.
(3)	Our 2.625% Exchangeable Senior Debentures are due in 2027, but are subject to a put option by the holders on April 15, 2012. The $526 million represents the face amount of the outstanding principal at December 31, 2009.

Capital Resources.    As of December 31, 2009, we had over $1.6 billion of cash and cash equivalents, which was an increase of $1.1 billion from December 31, 2008. We also had $600 million available under our credit facility at December 31, 2009. During the first quarter of 2010, we redeemed or repaid $470 million of outstanding debt with our available cash. We depend primarily on external sources of capital to finance future growth, including acquisitions. As a result, the liquidity and debt capacity provided by our credit facility and the ability to issue senior unsecured debt are key components of our capital structure. Therefore, our financial flexibility (including our ability to incur debt, make distributions and make investments) is contingent on our ability to maintain compliance with the financial covenants, which include, among others, the allowable amounts of leverage, coverage and fixed charges. During 2009, as operations at our hotels declined, management completed several debt and equity transactions in order to mitigate the effects of the decline in operations on our financial flexibility. As a result of these efforts, we have significantly decreased our near-term debt maturities, reduced our secured mortgage indebtedness and maintained compliance with our senior note and credit facility covenants, despite the decline in operating results at our hotels.

If, at any time, we determine that market conditions are favorable, after taking into account our liquidity requirements, we may seek to issue and sell shares of Host REIT common stock in registered public offerings, including through sales directly on the NYSE under our current “at the market” offering program referred to above, or to issue and sell shares of Host REIT preferred stock. We may also seek to issue, in offerings exempt from registration under the securities laws, debentures exchangeable for shares of Host REIT’s common stock or senior notes. Given our total debt level, typically a portion will come due every year and for that reason we may also continue to redeem or refinance senior notes and mortgage debt from time to time, taking advantage of favorable market conditions when available. In February 2010, Host REIT’s Board of Directors authorized repurchases up to $400 million of senior notes, exchangeable debentures and mortgage debt (other than in accordance with its terms). We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted share, as defined below, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Accordingly, in light of our priorities in managing our capital structure and liquidity profile, and given the movement in prevailing conditions in the capital markets, we may, at any time, subject to applicable securities laws, be considering, or be in discussions with respect to, the purchase or sale of common stock, exchangeable debentures and/or senior notes. Any such transactions may, subject to applicable securities laws, occur contemporaneously.

As of February 17, 2010, subsequent to the repayment of the $124 million mortgage loan on the Atlanta Marriott Marquis, our secured mortgage indebtedness totaled approximately $1.1 billion, which represents approximately 20% of our overall indebtedness, and is secured by 11 of our hotels. Accordingly, 99 of our hotels are unencumbered by mortgage debt. Given the flexibility provided by the structure of our balance sheet, we will look to access the capital markets for senior notes and exchangeable debentures and the secured mortgage debt market, based on relative pricing and capacity to fund our cash requirements. We may, at any time, seek to access such markets in the event that we determine that the terms and conditions available to us are advantageous based upon prevailing market conditions, our liquidity requirements, contractual restrictions and other circumstances. See “—Financial Condition” for further discussion of our restrictive covenants.

Counterparty Credit Risk.    We are subject to counterparty credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance of counterparties to deliver contracted commodities or services at the contracted price. As a result of the recent bankruptcy and insolvency of several high-profile, well-respected financial institutions, we have performed additional assessments to determine the impact, if any, of these market developments on our financial condition. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility and amounts due or payable under our derivative contracts. Our credit exposure in each of these cases is limited. Our exposure with regard to our cash and the $600 million available under our credit facility is mitigated as the credit risk is spread among a diversified group of investment grade financial institutions. At December 31, 2009, our exposure risk related to our derivative contracts totaled $3.4 million and the counterparties were investment grade financial institutions.

Sources and Uses of Cash.    During 2009, our primary sources of cash included cash from operations, proceeds from debt and equity issuances and proceeds from the sale of assets. Uses of cash during the year primarily consisted of capital expenditures, operating costs and debt repayments and repurchases. Uses of cash during 2010 will include the repayment or repurchase of our debt maturing in the near-term, capital expenditures at our hotels and dividends on our preferred stock. Other uses may include, among other things, investment in our European, Asian or other joint ventures or hotel acquisitions. We anticipate that our primary sources of cash for 2010 will include cash from operations and proceeds from hotel dispositions and equity issuances.

Cash Provided by Operations.    Our cash provided by operations for 2009 decreased $468 million to $552 million compared to 2008, due primarily to declines in operations at our hotels.

Cash Used in Investing Activities.    Approximately $116 million of cash was used in investing activities during 2009. This included approximately $340 million of capital expenditures, partially offset by the return of a $39 million investment in the European joint venture and $212 million of net proceeds from the disposition of assets.

Capital Expenditures.    In 2009, total capital expenditures decreased $332 million to $340 million. Our renewal and replacement capital expenditures for 2009 were approximately $164 million, which reflects a decrease of approximately 56% from 2008 levels. Our renewal and replacement capital expenditures are generally funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash. We also spent approximately $176 million in 2009 on ROI/repositioning projects, which reflects a decrease of approximately 41% compared to 2008 levels. While capital expenditures declined in 2009, they have totaled approximately $2.5 billion over the past five years. As a result, we believe that our properties are in a strong competitive position with respect to their market competitors.

Acquisitions/Dispositions and Investments.    During 2009, we disposed of six non-core properties where we believed the potential for revenue growth was low. Proceeds from these sales were approximately $204 million, including the return of reserves held by the manager, and were used to repay debt and invest in our portfolio. We recognized a gain on the dispositions totaling approximately $26 million, net of tax, in 2009.

On September 11, 2009, we sold our remaining 3.6% limited partnership interest in CBM JV for approximately $13 million and recorded the gain on property transaction of $5 million, net of taxes. As a result of this transaction, we no longer have any continuing involvement in CBM JV.

We did not complete any acquisitions in 2009 or 2008. We believe that the current operating environment, combined with the significant number of hotel properties encumbered with very high levels of debt, may result in owners and/or lenders making these properties available for sale due to their inability to repay the debt at maturity. We believe that these opportunities may not reach the market until 2011 and 2012 or subsequent years as distressed owners and their lenders will first explore other options. However, we have been actively exploring potential acquisitions and expect to be able to take advantage of these opportunities over time as they arise. We may also purchase mortgage debt that is secured by hotel properties or mezzanine debt where we believe we can buy the debt at a discount and earn attractive returns through principal and interest payments or the eventual ownership of the hotel through foreclosure.

We may acquire additional properties through various structures, including transactions involving single assets, portfolios, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from sales of properties from our existing portfolio, the incurrence of debt, available cash, advances under our credit facility, proceeds from equity offerings of Host REIT, or issuance of OP units by Host LP.

The following table summarizes significant investment activities and dispositions that have been completed since the beginning of January 2008 (in millions):

Transaction Date		Description of Transaction	(Investment) Sale Price
Investment Activities
January	2009	Return of investment in European joint venture(1)	$39
April-December	2008	Investment in European joint venture(1)	(76)

		Total acquisitions	$(37)

Dispositions

June	2010	Disposition of The Ritz-Carlton Dearborn	$3
February	2010	Disposition of Sheraton Braintree	9
August	2009	Sale of 3.6% investment in CBM Joint Venture Limited Partnership	13
August	2009	Disposition of Hanover Marriott Hotel	27
July	2009	Disposition of Boston Marriott Newton	28
July	2009	Disposition of Sheraton Stamford/Washington Dulles Marriott Suites	36
February	2009	Disposition of Hyatt Regency Boston(2)	113
July	2008	Disposition of Host Airport Hotel Sacramento	15
April	2008	Disposition of Sheraton Suites Tampa Airport	24

		Total dispositions	$268

(1)	Represents our investments for the acquisitions of the Crowne Plaza Amsterdam City Centre, as well as our investments to acquire a portfolio of hotels. The portfolio transaction was terminated in 2008 and, therefore, the European joint venture returned approximately $39 million of these funds in January 2009.
(2)	Includes $5 million of reserves which were returned by the hotel manager.

Cash Provided by/Used in Financing Activities.    Net cash provided by financing activities was $698 million for 2009, as compared to cash used in financing activities of $284 million in 2008. During 2009, we received proceeds of approximately $1.7 billion through the issuance of debt and equity securities.

Debt Transactions.    During 2009, we completed several significant debt transactions that provided financial flexibility and extended our debt maturity profile. On December 22, 2009, Host LP issued $400 million, 2  1/2% Exchangeable Senior Debentures (the “2009 Debentures”) and received proceeds of $391 million, net of underwriting fees and expenses. The debentures are currently exchangeable at a rate of $14.08 per share and we have the option, upon exchange, to provide the exchange value in either cash, shares of Host REIT common stock, or a combination thereof. In January 2010, the proceeds from the issuance and available cash were used to redeem the remaining $346 million in 7% Series M senior notes and to repay the $124 million mortgage on the Atlanta Marriott Marquis. Additionally, we received proceeds of $380 million from the issuance of the $400 million, 9% Series T notes in May 2009 and closed a $120 million floating rate mortgage loan secured by our JW Marriott, Washington D.C. in March 2009. During 2009, proceeds from these transactions, along with the proceeds from our equity transactions and available cash, were used to repay $153 million face amount of senior notes and debentures with a carrying value of $144 million for $139 million, to repay $410 million outstanding under our credit facility and to repay $342 million in mortgage debt.

The following table summarizes significant debt (net of deferred financing costs) transactions since the beginning of January 2008 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Debt
February	2010	Repayment of the 7.4% mortgage loan secured by the Atlanta Marriott Marquis	$(124)
January	2010	Redemption of the $346 million face amount of 7% Series M senior notes	(352)
December	2009	Proceeds from issuance of $400 million 2.5% Exchangeable Senior Debentures(1)	391
June-October	2009	Repurchase of approximately $74 million face amount of the 2007 Exchangeable Senior Debentures	(66)
September	2009	Repayment of the credit facility term loan	(210)
September	2009	Repayment of the 5.08% mortgage loan secured by the Westin Kierland Resort & Spa	(135)
July	2009	Repayment of the 8.45% mortgage loan secured by the San Diego Marriott Hotel & Marina	(173)
June	2009	Repurchase of $4 million face amount of Series M senior notes	(4)
May	2009	Repayment of the revolving portion of the credit facility	(200)
May	2009	Proceeds from issuance of $400 million, 9% Series T senior notes	380
March	2009	Proceeds from the 7.50% mortgage loan secured by the JW Marriott, Washington, D.C.(2)	117
March	2009	Repayment of the 9.214% mortgage loan secured by the Westin Indianapolis	(34)
March	2009	Repurchase of $75 million face amount of the 2004 Exchangeable Senior Debentures	(69)
December	2008	Repayment of 6.08% mortgage on the Scottsdale McDowell Mountains	(34)
October-November	2008	Repurchase of $100 million face amount of the 2004 Exchangeable Senior Debentures	(82)
September	2008	Draw on the credit facility revolver	200
June	2008	Proceeds from 3.74% Orlando World Center Marriott mortgage refinancing(3)	296
June	2008	Repayment of the 7.48% mortgage on the Orlando World Center Marriott	(208)
May	2008	Proceeds from the credit facility term loan	44
April	2008	Repayment of the credit facility revolver	(100)
April	2008	Proceeds from the credit facility term loan	162
March	2008	Draw on the credit facility revolver	100
2009/2008		Principal amortization	30

		Net debt transactions	$(71)

(1)	Of the proceeds, $82 million was allocated to partners’ capital to recognize the equity component of the debentures.
(2)	The JW Marriott, Washington, D.C. mortgage has a floating interest rate of LIBOR plus 600 basis points, with a LIBOR floor of 1.5% and a LIBOR cap of 3%. The interest rate shown reflects the rate in effect at December 31, 2009.
(3)	The Orlando World Center Marriott mortgage has a floating rate of interest of LIBOR plus 350 basis points. The interest rate shown reflects the rate in effect at December 31, 2009.

Capital Transactions.    On April 29, 2009, Host REIT issued 75.75 million shares of common stock in an underwritten public offering at $6.60 per share and received net proceeds of approximately $480 million, after underwriting discounts and commissions and transaction expenses. In total, Host REIT issued approximately 104 million shares of common stock in 2009 for net proceeds of $767 million and contributed the net proceeds to Host LP. In exchange, Host LP issued OP units based on the applicable conversion ratio to Host REIT.

On August 19, 2009, Host REIT entered into a Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host REIT may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million (the “ATM Program”). The sales will be made in “at the market” offerings under SEC rules, including sales made directly on the New York Stock Exchange. BNY Mellon Capital Markets, LLC is acting as sales agent. During the fourth quarter, Host REIT issued approximately 15 million shares of common stock for net proceeds of $157 million, net of $2 million of commissions, at an average net price per share of approximately $10.49. Since the inception of the ATM Program, Host REIT has issued nearly 28 million shares for net proceeds of over $287 million, net of $3 million of commissions, at an average net price per share of approximately $10.27. Host REIT may continue to sell shares of common stock under this program from time-to-time based on market conditions, although they are not under an obligation to sell any shares. Net proceeds will be distributed to Host LP in exchange for OP units.

During 2009, our cash common unit distributions decreased $499 million from $542 million in 2008 to $43 million. In the fourth quarter of 2009, Host REIT’s Board of Directors declared a special dividend of $0.25 per share on Host REIT’s common stock. The special dividend was paid on December 18, 2009 to Host REIT stockholders of record as of November 6, 2009. In reliance on the specific terms of guidance issued by the IRS, Host REIT paid 90% of the dividend with Host REIT common stock, with the remaining 10% paid with cash. Pursuant to the Partnership Agreement, common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host REIT to its common stockholders, or $0.025 per OP unit, but did not receive an equivalent per unit distribution for the 90% of the dividend paid with Host REIT common stock. Instead, the conversion factor used to convert OP units into shares of Host REIT common stock was proportionately adjusted from 1.0 to 1.021494. Our 2009 distributions also include the fourth quarter 2008 distribution of $.05 per common unit, which was paid in the first quarter of 2009. The distributions for 2008 include $.20 per common unit distributions for each of the first, second and third quarters thereof, as well as the fourth quarter 2007 distribution of $.40, which was paid in the first quarter of 2008.

The following table summarizes significant equity transactions since the beginning of January 2008 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Equity
August-December	2009	Issuance of approximately 28 million common units through Host REIT’s ATM Program	$287
April	2009	Issuance of 75.75 million common units	480
March-August	2008	Common unit repurchases	(100)

		Net proceeds from equity transactions	$667

Non-cash Investing and Financing Activities.    On March 12, 2008, we acquired the remaining limited partnership interests in Pacific Gateway Ltd., a subsidiary partnership of Host LP, which owns the San Diego Marriott Hotel and Marina, and other economic rights formerly held by our partners, including the right to receive 1.7% of the hotel’s sales, in exchange for 5,575,540 OP Units. The OP Units were valued at $93 million based on the closing stock price on such date for Host Hotels & Resorts, Inc., of $16.68.

Financial Condition

As of December 31, 2009, our total debt was approximately $5.8 billion of which 88% carried a fixed rate of interest. Total debt was comprised of (in millions):

	December 31, 2009	December 31, 2008
Series K senior notes, with a rate of 7 1/8% due November 2013	$725	$725
Series M senior notes, with a rate of 7% due August 2012(1)	344	348
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	497
Series T senior notes, with a rate of 9% due May 2017	387	—
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	323	383
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	484	533
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	316	—
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,534	3,943
Mortgage debt (non-recourse) secured by $1.5 billion and $2.1 billion of real estate assets, with an average interest rate of 5.1% and 6.2% at December 31, 2009 and 2008, maturing through December 2023(1)(2)	1,217	1,436
Credit facility	—	410
Other	86	87

Total debt	$5,837	$5,876

(1)	During the first quarter of 2010, we redeemed the remaining $346 million in 7% Series M senior notes and repaid the $124 million mortgage debt on the Atlanta Marriott Marquis.
(2)	The assets securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current market value of the assets.

Aggregate debt maturities at December 31, 2009 are as follows (in millions):

2010, including $470 million that was repaid in the first quarter of 2010(1)	$804
2011(2)	430
2012	541
2013	842
2014	972
Thereafter	2,389

5,978
Unamortized (discounts) premiums, net	(142)
Capital lease obligations	1

$5,837

(1)	The 2010 maturities include $346 million of our Series M senior notes and the $124 million mortgage on the Atlanta Marriott Marquis, which were repaid on January 20, 2010, and February 11, 2010, respectively. After these repayments, 2010 debt maturities total $334 million.
(2)	The debt maturing in 2011 includes the $300 million mortgage loan on the Orlando World Center Marriott, which can be extended, in whole or in part, for two, one-year periods, subject to achieving a certain debt coverage ratio and other conditions.

Senior Notes

The following summary is a description of the material provisions of the indentures governing our various senior notes issued by Host LP, which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes at specified dates in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host LP’s unsubordinated indebtedness and senior to all of subordinated obligations of Host LP. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. Because our leverage ratio is below this threshold, we have the right to release all pledges at any time. In October 2005, we exercised this right for pledges of capital that would have been otherwise required subsequent to this date.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by Host LP. Furthermore, Host LP is able to make distributions to enable Host REIT to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Under the terms of our senior notes indenture, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $27 million of interest expense recorded in 2009 related to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Our subsidiaries are subject to the restrictive covenants in the indenture, however, in certain circumstances, we are permitted to designate certain subsidiaries as unrestricted subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to dispose of or encumber their assets or otherwise incur additional indebtedness without complying with the restrictive covenants in the indenture. If we were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in our ratio calculations. Other covenants limiting our ability to incur indebtedness and make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate book values), excluding intangible assets, and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. The decline in operations over the past two years has caused a decline in our EBITDA-to-interest coverage ratio. If economic conditions continue to weaken, we would expect this trend to continue. However, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million of other debt. We are also permitted to make distributions of estimated taxable income necessary to maintain Host REIT’s status as a real estate investment trust.

Our senior notes indenture also imposes restrictions on customary matters, such as our ability to make distributions on, redeem or repurchase our OP units; make investments; permit payment or distribution restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture). We are in compliance with all of our financial covenants under the senior notes indenture as of December 31, 2009. The following table summarizes the financial tests contained in the senior notes indenture as of December 31, 2009:

	Actual Ratio	Covenant Requirement
Unencumbered assets tests	304%	Minimum ratio of 125%
Total indebtedness to total assets	34%	Maximum ratio of 65%
Secured indebtedness to total assets	6.7%	Maximum ratio of 45%
EBITDA-to-interest coverage ratio	2.5x	Minimum ratio of 2.0x*

*	1.7x for preferred stock payments.

Exchangeable Debentures—General.    We separately account for the liability and partners’ capital components of our exchangeable debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, for our 2 1/2% Exchangeable Senior Debentures (the “2009 Debentures”), our 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”) and our 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) (collectively, the “Debentures”), we record the liability components of the Debentures at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt; however, there is no effect on our cash interest payments. We measured the fair value of the debt components of the 2009 Debentures, 2007 Debentures and 2004 Debentures at issuance based on effective interest rates of 6.9%, 6.5% and 6.8%, respectively. As a result, we attributed $247 million of the proceeds received to the conversion feature of the Debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in partners’ capital on the condensed consolidated balance sheets. The following details the initial allocations between the debt and equity components of the debentures, net of the original issue discount, based on the effective interest rate at the time of issuance, as well as the debt balances at December 31, 2009:

	Date Issued	Initial Face Amount	Initial Liability Value	Initial Equity Value	Face Amount Outstanding at 12/31/2009	Debt Carrying Value at 12/31/2009	Unamortized Discount at 12/31/2009
		(in millions)
2009 Debentures	12/22/2009	$400	$316	$82	$400	$316	$84
2007 Debentures	3/23/2007	600	502	89	526	484	42
2004 Debentures	3/16/2004	500	413	76	325	323	2

Total		$1,500	$1,231	$247	$1,251	$1,123	$128

Interest expense recorded for the Debentures for the periods presented consists of the following (in millions):

	2009	2008	2007
Contractual interest expense (cash)	$26	$32	$28
Non-cash interest expense due to discount amortization	27	30	25

Total interest expense	$53	62	53

2009 Exchangeable Senior Debentures.    On December 22, 2009, Host LP issued $400 million of 2 1/2% Exchangeable Senior Debentures and received proceeds of $391 million, net of underwriting fees and expenses. The 2009 Debentures mature on October 15, 2029 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2009 Debentures on October 15, 2015, October 15, 2019 and October 15, 2024 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2009 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of our common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash, shares of Host REIT common stock or a combination thereof at our option in an amount equal to the exchange value (which is the applicable exchange rate multiplied by the average exchange price of Host REIT common stock). The current exchange rate is 71.0101 shares of Host REIT’s common stock for each $1,000 of principal amount of the 2009 Debentures, which is equivalent to an exchange price of $14.08 per share of Host REIT’s common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT common OP units based on the current conversion ratio. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host REIT. We can redeem for cash all or part of, the 2009 Debentures at any time on or after October 20, 2015 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The 2009 Debentures are not exchangeable as of December 31, 2009.

2007 Exchangeable Senior Debentures.    On March 23, 2007, Host LP issued $600 million 2 5/8% Exchangeable Senior Debentures and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. During 2009, we repurchased approximately $74 million face amount of the 2007 Debentures for approximately $66 million. As of December 31, 2009, we have $526 million face amount of the 2007 Debentures that remain outstanding. The outstanding 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host REIT’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of Host REIT’s common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged and, at our option, shares of Host REIT’s common stock, cash or a combination thereof for any excess above the principal value. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The exchange rate at December 31, 2009 was 32.0239 shares of Host REIT’s common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $31.23 per share of Host REIT common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT common OP units based on the current conversion ratio. The exchange rate may be adjusted under certain circumstances including the payment of common dividends by Host REIT exceeding $.20 per share in any given quarter. The 2007 Debentures are not exchangeable as of December 31, 2009.

2004 Exchangeable Senior Debentures.    On March 16, 2004, Host LP issued $500 million of 3.25% Exchangeable Senior Debentures and received proceeds of $484 million, net of discounts, underwriting fees and expenses. During 2008 and 2009, we repurchased $175 million face amount of the 2004 Debentures for approximately $151 million and recorded gains on repurchase of approximately $17 million. As of December 31, 2009, $325 million face amount of the 2004 Debentures remain outstanding. The outstanding 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host REIT’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. The exchange rate at December 31, 2009 was 65.3258 shares of Host REIT’s common stock for each $1,000 of principal amount of the 2004 Debentures, which is equivalent to an exchange price of $15.31 per share of Host REIT’s common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT common OP units based on the current conversion ratio. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host REIT. We can redeem for cash all or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for shares of Host REIT’s common stock rather than receive the cash redemption price. The 2004 Debentures are not exchangeable as of December 31, 2009.

Credit Facility

On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and maintaining a leverage ratio below 6.75x . Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

In 2008, we entered into a $210 million term loan under the credit facility. In 2008, we also borrowed $200 million under the revolver portion of our credit facility at a rate of LIBOR plus 65 basis points based on our leverage. The term loan and the credit facility were repaid in 2009, and as of December 31, 2009, have no amounts outstanding under the credit facility. Based on our leverage at December 31, 2009, we have $600 million of available capacity under the revolver portion of our credit facility.

The obligations under the credit facility are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions as of December 31, 2009, we are not required to pledge our equity interests in any newly acquired or formed subsidiary, and at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Financial Covenants.    The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Due to the decline in operations over the past two years, our unsecured interest coverage ratio and fixed charge coverage ratio have declined and our leverage ratio has increased. If economic conditions continue to weaken, we would expect this trend to continue. We are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x and our unsecured coverage ratio is not less than 1.75x. If our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed

$300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and, approximately $27 million of interest expense recorded in 2009 as a result of the adoption of a new accounting standard relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance.

We are in compliance with all of our financial covenants under the credit facility. The following table summarizes the financial tests contained in the credit facility as of December 31, 2009:

	Actual Ratio	Covenant Requirement
			2009	2010	2011
Leverage ratio	5.3x	Maximum ratio of:	7.25x	7.25x	7.25x
Fixed charge coverage ratio	1.7x	Minimum ratio of:	1.05x	1.10x	1.15x
Unsecured interest coverage ratio(a)	2.7x	Minimum ratio of:	1.75x	1.75x	1.75x

(a)	If at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.

Interest and Fees.    We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in U.S. Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our leverage ratio at December 31, 2009 of 5.3x, we can borrow at a rate of LIBOR plus 90 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants.    The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and distributions contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and the making of distributions are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host REIT’s tax status as a REIT.

Mortgage and Other Debt

As of December 31, 2009, we had 12 hotels that were secured by mortgage debt. After the repayment of the $124 million mortgage on the Atlanta Marriott Marquis, we had 11 hotels that are secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2009, secured debt represented approximately 21% of our total debt and our aggregate secured debt had an average interest rate of 5.1% and an average maturity of 3.2 years.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2009 (in millions):

	Balance as of December 31, 2009	2010	2011	2012	2013	2014	Thereafter
Mortgage Debt
JW Marriott, Washington, D.C., 7.50%, due 4/2/2013(1)	$119	$2	$3	$3	$111	$—	$—
Orlando World Center Marriott, 3.74%, due 7/1/2011(2)	300	—	300	—	—	—	—
Atlanta Marriott Marquis, 7.4%, due 2/11/2023(3)	124	124	—	—	—	—	—
Harbor Beach Marriott Resort and Spa, 5.55%, due 3/1/2014	134	—	—	—	—	134	—
The Ritz-Carlton, Naples and Newport Beach Marriott Hotel and Spa, 3.27%, due 3/1/2014(4)	300	—	—	—	—	300	—
Desert Springs, a JW Marriott Resort and Spa, 7.8%, due 12/11/2022(5)	77	4	4	4	4	5	56
The Westin Tabor Center, 8.51%, due 12/11/2023(6)	39	1	1	1	2	—	34
Other mortgage debt(7)	124	2	122	—	—	—	—

Total mortgage debt	1,217	133	430	8	117	439	90

Other Debt
Philadelphia Airport Marriott industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Industrial revenue bonds and other(8)	46	—	—	—	—	33	13

Total other debt	86	—	—	—	—	33	53

Total mortgage and other debt	$1,303	$133	$430	$8	$117	$472	$143

(1)	This floating rate mortgage is based on LIBOR plus 600 basis points, with a LIBOR floor of 1.5% and a LIBOR cap of 3%. The rate shown reflects the rate in effect at December 31, 2009.
(2)	This floating rate mortgage is based on LIBOR plus 350 basis points. The rate shown reflects the rate in effect at December 31, 2009. The loan may be extended in whole or in part, at our option, for two one-year periods, subject to certain conditions. We anticipate that the property will have sufficient funds to cover debt service and all operating requirements in 2010. However, based on the December 31, 2009 debt service coverage ratio, the loan agreement requires that we deposit excess cash flow generated by the hotel into a lender restricted escrow.
(3)	This loan was repaid in February 2010.
(4)	During 2009, we entered into three interest rate swap agreements for the total notional amount outstanding on this loan. The rate shown reflects the weighted average interest rate in effect at December 31, 2009.
(5)	Beginning in June 2010, the interest rate on this loan increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnership that owns this property is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow. As of December 31, 2009, the cash flow from this property is substantially below the debt service and we are evaluating our options with respect to this property and the associated mortgage debt.
(6)	Beginning in 2013, the interest rate on this loan increases a minimum of 500 basis points and all excess cash (as defined in the loan agreement) generated by the partnership that owns this property is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(7)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 5.2% at December 31, 2009 and mature through 2011.
(8)	Industrial revenue bonds and other consist of loans with an average interest rate of 7.1% that mature through 2016, and capital leases with varying interest rates and maturity dates.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests

For the entities that we consolidate in our financial statements that have third party non-controlling partnership interests, the portion of mortgage debt included in the above table that is attributable to the non-controlling interests, based on their percentage of ownership of the partnerships, is approximately $68 million. Additionally, we have non-controlling interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The portion of the mortgage and other debt of these partnerships attributable to us, based on our percentage of ownership of the partnerships, was $332 million at December 31, 2009. Nearly all of this debt balance is attributable to our 32.1% ownership interest in the European joint venture. The mortgage debt related to our European joint venture hotels contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of all our unconsolidated partnerships is non-recourse to us. See “—Off-Balance Sheet Arrangements and Contractual Obligations.”

Credit Ratings

As of December 31, 2009, we have approximately $4.5 billion of senior notes outstanding and Host REIT has $100 million of preferred stock that are rated by Moody’s Investors Service, Standard & Poor’s and Fitch Ratings. Moody’s rating on our senior note debt is Ba1 and Host REIT’s preferred stock is Ba2, both with a negative outlook. During 2009, Standard & Poor’s downgraded our senior note debt one notch from BBB-, the lowest investment grade rating, to BB+. Standard & Poor’s rating on Host REIT’s preferred stock is at B. In addition, Standard & Poor’s has maintained its negative outlook. During 2009, Fitch Ratings downgraded our senior note debt from BB+ to BB-. The rating on Host REIT’s preferred stock was also downgraded from BB- to B. Fitch Ratings has also placed us on negative outlook. If our operations or our credit ratios continue to decline, the ratings on our securities could be further reduced. If we were unable to subsequently improve our credit ratings, our cost to issue senior notes, either in connection with a refinancing or otherwise, or additional preferred stock of Host REIT would likely increase.

Distribution Policy

Host REIT is required to distribute at least 90% of its annual taxable income, excluding net capital gain, to its stockholders in order to maintain its qualification as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive cash. Funds used by Host REIT to pay dividends on its common and preferred stock are provided through distributions from Host LP. As of February 17, 2010, Host REIT is the owner of substantially all of the preferred OP units and approximately 98% of the common OP units. The remaining 2% of the common OP units are held by various third-party limited partners.

Host REIT intends to reinstate its quarterly common dividend payment and to pay a $.01 per share dividend with respect to its common stock beginning in the first quarter of 2010 even if we do not have taxable income in 2010. Host REIT’s policy on common dividends is generally to distribute, over time, 100% of its taxable income. Host REIT suspended its regular quarterly common dividend beginning in the fourth quarter of 2008 and, for 2009, instead declared a $.25 per share special common dividend in the fourth quarter, described in more detail below. Host REIT intends to continue paying dividends on its preferred stock, regardless of the amount of its taxable income, unless contractually restricted. The amount of any future dividend will be determined by Host REIT’s Board of Directors.

On September 14, 2009, Host REIT’s Board of Directors authorized a special dividend of $0.25 per share of common stock of Host REIT, payable in cash and shares of Host REIT common stock, at the election of the stockholder. The dividend was paid on December 18, 2009 to holders of record as of November 6, 2009. In order to comply with Host REIT’s remaining REIT taxable income distribution requirements for the year ended December 31, 2008, while retaining capital and maintaining maximum financial flexibility, Host REIT’s Board of Directors determined that the cash component of the dividend (other than cash paid in lieu of fractional shares)

would not exceed 10% in the aggregate. After giving effect to stockholder elections and the effect of the cash limitation, the dividend paid consisted of approximately 13.4 million shares of Host REIT common stock (90% of the dividend) and $15.6 million of cash (10% of the dividend).

Pursuant to the Third Amended and Restated Agreement of Limited Partnership of Host LP, as amended, common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host REIT to its common stockholders, or $0.025 per OP unit. Common OP unitholders did not, however, participate in the portion of the dividend paid with shares of Host REIT common stock and did not receive any Host REIT common stock or additional common OP units. Instead, the ratio (then 1:1) at which each common OP unitholder can convert its common OP units to shares of Host REIT common stock was proportionately adjusted to 1 to 1.021494 to reflect the issuance of additional shares of Host REIT common stock as a taxable stock dividend, similar to the adjustment that would occur had Host REIT effected a stock split. Accordingly, this means the equivalency of OP units and Host REIT common stock will no longer be maintained. The above adjustment to the conversion factor was made to avoid any unintended dilution as a result of the portion of Host REIT’s dividend paid with shares of its common stock to its stockholders.

Investors should take into account the 2% non-controlling position of Host LP common OP units when analyzing common and preferred dividend payments by Host REIT to its stockholders, as these holders share, on a pro rata basis, in amounts being distributed by Host LP to holders of its corresponding common and preferred OP units. For example, if Host REIT paid a $1 per share dividend on its common stock, it would be based on payment of a $1.021494 per common unit distribution by Host LP to Host REIT, as well as to other common OP unitholders. Additionally, when Host REIT pays a preferred dividend, Host LP pays an equivalent per unit distribution on its preferred OP units.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2009, we are party to the following material off-balance sheet arrangements:

Unconsolidated Investments.    In March 2006, we formed a joint venture, HHR Euro CV, to acquire hotels in Europe. We serve as the general partner for the European joint venture and have a 32.1% ownership interest (including our general and limited partner interests). Due to the ownership structure and the non-Host REIT limited partners’ rights to cause the dissolution and liquidation of the European joint venture at any time, it is not consolidated in our financial statements. Our investment balance at December 31, 2009 in the joint venture is approximately €96 million ($138 million), which includes the effect of the impairment of the investment recorded in 2009 (described below).

As of December 31, 2009, the aggregate size of the European joint venture was approximately €1.1 billion ($1.6 billion), including total capital contributions of approximately €448 million ($602 million), of which a total of approximately €142 million ($190 million) was from our contribution of cash and the Sheraton Warsaw Hotel & Towers. Under the joint venture’s partnership agreement, the aggregate size of the European joint venture can increase to approximately €540 million of equity (of which approximately €170 million would be contributed by Host LP) and, once all funds have been invested, would represent approximately €1.5 billion of assets.

The European joint venture has €718 million in mortgage debt, none of which is recourse to us, and all of which either has, or has the potential to trigger covenant defaults, cash sweeps or non-payment defaults. The European joint venture has initiated discussions with the lenders of mortgage loans totaling €414 million that are due in 2013 and 2014 that have breached financial covenants. These loans are secured by nine properties in total, comprising one portfolio of six hotels located in Spain, Italy, Poland and the United Kingdom and one portfolio of three hotels located in Brussels. Each portfolio is cross-collateralized, meaning that a default under one loan in the portfolio could trigger a default on the loans for the other properties in the portfolio. The joint venture has the right to cure certain covenants, including debt service coverage and loan-to-value covenants, a limited number of times by making cash deposits. If discussions with the lenders are unsuccessful, and the European joint venture does not elect to cure the defaults, the lenders may, among other remedies, accelerate the loans. These mortgage loans are non-recourse to us and our partners and a default under these loans does not trigger a default under any of our debt.

The terms of this joint venture agreement limit the life of the investment to 2016, with two one-year extensions. During the second quarter, we determined that our investment was impaired based on the reduction of distributable cash flows from the joint venture, which has been caused primarily by a decline in cash flows generated by the properties. We believe this impairment to be other-than-temporary as defined by GAAP because the time period over which the joint venture may be able to improve operations such that our investment would be fully recoverable is constrained by the remaining life of the joint venture. As a result, we recorded a non-cash impairment charge totaling $34 million during 2009 based on the difference between the estimated fair value of our investment and its carrying value. This impairment is included in equity in earnings (losses) of affiliates in the consolidated statement of operations. See “—Critical Accounting Policies—Other-than-Temporary Impairment of an Investment” and Note 3, “Investments in Affiliates,” in the accompanying consolidated financial statements.

During 2008, we entered into three foreign currency forward purchase contracts to hedge approximately 50% of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. We hedged €60 million (approximately $88 million) of our investment and the forward purchase will occur between August 2011 and May 2014. During 2009 and 2008, we recorded approximately $(4) million and $6 million, respectively, related to the change in the fair value of the forward purchase contracts. The current value of the forward contracts of $2 million is included in accumulated other comprehensive income in the accompanying balance sheet. The derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with SFAS 133, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet. For additional detail on the foreign currency forward purchase contracts and our exposure to changes in foreign currency exchange rates, see “Item 7A. Quantitative and Qualitative Disclosures about Market Risk.”

On March 25, 2008, we entered into a joint venture, structured as a Singapore Corporation, to explore investment opportunities in various markets throughout Asia, including India, China and Japan, and Australia (the “Asian joint venture”). We own a 25% interest in the Asian joint venture. The initial term of the Asian joint venture is for a period of seven years. Due to the ownership structure of the Asian joint venture, and our partner’s rights to cause the dissolution and liquidation of the Asian joint venture at any time, it is not consolidated in our financial statements. As of December 31, 2009, the Asian joint venture does not own any hotels. As of December 31, 2009, we are the asset manager for two third-party owned hotel properties in Asia in exchange for fees, and we are seeking additional asset management opportunities in Asia.

Tax Sharing Arrangements.    Under tax sharing agreements with former affiliated companies (such as Marriott International, HMS Host and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host REIT and Host LP, Host LP is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host REIT, as well as any liabilities the IRS may successfully assert against Host REIT. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements.    For reasons relating to federal and state income tax considerations of the former and current owners of three hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. Two of these agreements will expire in 2010 and the third will expire in 2028.

Guarantees.     We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $20 million as of December 31, 2009.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

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In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases, projected capital expenditures and other long-term liabilities, each as of December 31, 2009 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations(1)(2)	$7,570	$1,152	$1,602	$2,295	$2,521
Capital lease obligations	2	1	1	—	—
Operating lease obligations(3)	1,483	143	234	101	1,005
Purchase obligations(4)	126	116	10	—	—
Other long-term liabilities reflected on the balance sheet(5)	14	—	5	—	9

Total	$9,195	$1,412	$1,852	$2,396	$3,535

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate.
(2)	The less than one year obligations include $346 million of our Series M senior notes and the $124 million mortgage on the Atlanta Marriott Marquis, which were repaid on January 20, 2010, and February 11, 2010, respectively.
(3)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of approximately $7 million and $198 million, respectively, payable to us under non-cancelable subleases.

(4)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years.
(5)	The amounts shown include deferred management fees and the estimated amount of tax expense. Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel, and, is therefore, not determinable. The estimated amount of tax expense relates to uncertain tax liabilities from prior years.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates.

Purchase Price Allocations to Hotels.    Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value. Any remaining unallocated acquisition costs would be treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Identifiable intangible assets are typically contracts including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

Impairment Testing.    We analyze our assets for impairment throughout the year when events or circumstances occur that indicate the carrying value may not be recoverable and, as a result, recorded $97 million of property impairments in the first and second quarters of 2009. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. To the extent that a property has a substantial remaining estimated useful life and management does not believe that it is more likely than not the property will be disposed of prior to the end of its useful life, it would be unusual for undiscounted cash flows to be insufficient to recover the property’s carrying value. In the absence of other factors, we assume that the estimable life is equal to the GAAP depreciable life, because of the continuous property maintenance and improvement capital expenditures required under our management agreements. We adjust our assumptions with respect to the remaining useful life of the property if situations dictate otherwise, such as an expiring ground lease, or it is more likely than not that the asset will be sold prior to its previously expected useful life.

We test for impairment in several situations, including when a property has current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including:

•	projected cash flows, both from operations and the eventual disposition;

•	expected useful life and holding period;

•	future required capital expenditures; and

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

While we consider all of the above indicators, as a preliminary indicator to determine if the carrying value may not be recovered by undiscounted cash flows, we reviewed the actual year-to-date and the projected cash flows from operations to identify properties with actual or projected annual operating losses or minimal operating profit as of December 31, 2009. The projected cash flows are prepared by our third-party managers and consider items such as booking pace, occupancy, room rate and property-level operating costs. We review the projections and may adjust them as we deem appropriate. As a result of our review, we identified 16 properties that required further consideration of property and market specific conditions or factors to determine if the property was impaired using an undiscounted cash flow analysis. We assumed a 2.5% rate of growth of projected cash flows over the estimated useful life of the individual properties, which growth rate was adjusted lower than the historical growth rate in order to reflect the current economic climate. Management considered a range of RevPAR and operating margin declines compared to the prior year operating results in evaluating the projected cash flows from operations. Based on this test, no properties exhibited an impaired value at December 31, 2009. For purposes of this test, if we had assumed a growth rate of 0%, two of the 16 properties identified above would have required further analysis, including testing the property using a probability weighted undiscounted cash flow analysis. Management believes its assumptions and estimates reflect current market conditions. Management will adjust these measures as appropriate for changes therein in future periods and we could incur additional impairment changes if economic conditions continue to remain weak.

Other-than-Temporary Impairment of an Investment.    We review our equity method investments for other-than-temporary impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected useful life or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we will generally have few observable inputs and will determine the fair value based on a discounted cash flow analysis of the investment, as well as considering the impact of other elements (i.e. control premiums, etc.). We use certain inputs, such as available third-party appraisals and forecast net operating income for the hotel properties, to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between the fair value and the carrying value of the investment.

Classification of Assets as “Held for Sale”.    Our policy for the classification of a hotel as held for sale is intended to ensure that the sale of the asset is probable, will be completed within one year and that actions required to complete the sale are unlikely to change or that the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we will typically classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	Host REIT’s Board of Directors has approved the sale (to the extent the dollar amount of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

Depreciation and Amortization Expense.    Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

Valuation of Deferred Tax Assets.    We have approximately $71 million, net of a valuation allowance of $37 million, of consolidated deferred tax assets as of December 31, 2009. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $71 million of deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

Valuation of Derivative Contracts.    We will occasionally enter into derivative products including interest rate and foreign currency swaps, caps and collars. Derivative instruments are subject to fair value reporting at each reporting date and the increase or decrease in fair value is recorded in net income (loss) or accumulated other comprehensive income, based on the applicable hedge accounting guidance. We estimate the fair value of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

Stock Compensation.    We recognize costs resulting from Host REIT’s share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or liability awards. The classification of Host REIT’s restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of these restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. These awards were classified as liability awards due to settlement features that allowed the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the minimum required by tax statutes.

During 2009, Host REIT implemented a new employee stock plan for our senior management that included the following awards:

Restricted stock awards with vesting based on market conditions.    These awards are classified as liability awards due to their cash settlement features. Therefore, they are remeasured to fair value each reporting period. We utilize a simulation, or Monte Carlo model, to determine the fair value of Host REIT’s restricted stock awards with vesting based on market conditions. The utilization of this model requires us to make certain estimates related to the volatility of the share price of Host REIT’s common stock, risk-free interest rates, the risk profile of Host REIT’s common shares compared to our peer group and the amount of Host REIT’s awards expected to be forfeited.

Restricted stock awards with vesting based on performance conditions.    These awards are earned based on an employee’s achieving a specified performance target, which will be based on the employee’s specific management business objectives. Compensation cost will be recognized when the achievement of the performance condition is considered probable of achievement. If a performance condition has more than one outcome that is probable of achievement, recognition of compensation cost will be based on the condition that is the most likely outcome. These awards are also considered liability awards due to the cash-settlement provisions. Therefore, the value of the shares to be issued by Host will be based on Host REIT’s share price on the reporting date.

Stock option awards.    The stock option awards are equity awards, as they do not include cash settlement features. Therefore, the value of the award is determined on the grant date using a binomial pricing model and is not adjusted for future changes in the fair value. Vesting for these awards is based on service conditions. The utilization of the binomial model requires us to make certain estimates related to the volatility of the share price of Host REIT’s common stock, risk-free interest rates and the amount of our awards expected to be forfeited.

Other awards.    During 2009, Host REIT granted restricted stock awards to all of its employees with vesting based on service conditions. These awards are equity classified awards as they do not have an option for excess tax withholding similar to that for awards to senior management.

Consolidation Policies.    Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. We have investments in entities that own hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to us and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures presented under the equity method, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements.

Application of New Accounting Standards.

Business Combinations.    This new accounting pronouncement provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and goodwill acquired in a business combination. The pronouncement particularly requires the assets acquired, liabilities assumed and non-controlling interests to be measured at the acquisition date fair value, including contingent considerations. Furthermore, the pronouncement prohibits acquisition-related costs, such as due diligence, legal and accounting fees, from being applied in determining the fair value of the acquired assets. We adopted the provisions of this pronouncement on January 1, 2009. We do not believe the adoption of this pronouncement will materially affect the recognition and measurement related to our future business combinations.

Consolidation of Variable Interest Entities.    The FASB recently amended its guidance surrounding a company’s analysis to determine whether any of its variable interests constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:

•	The power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance.

•

The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the first annual reporting period that begins after November 15, 2009 and, accordingly, we will reevaluate our interests in variable interest entities for the period beginning on January 1, 2010 to determine that the entities are reflected properly in the financial statements as investments or consolidated entities. We do not anticipate that the implementation of this guidance will have any material effect on our financial statements.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations for the entirety of the reporting periods being compared and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

All of the 111 hotels that we owned on December 31, 2009 have been classified as comparable hotels. The operating results of the eight hotels we disposed of in 2009 and 2008 are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our hotel properties, they exclude results for our non-hotel properties and other real estate investments.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Michigan, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Canada, Mexico and Chile.

Property types consist of the following:

•	Urban—Hotels located in primary business districts of major cities;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/conference—Hotels located in resort/conference destinations such as Arizona, Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

Reporting Periods

For Consolidated Statement of Operations.    The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott, the manager of a significant percentage of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt and Starwood, report results on a monthly basis. Host, as a REIT, is required by federal income tax law to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2010, 2009 and 2008. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2010		2009		2008
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 26	85	January 1—March 27	86	January 1—March 21	81
Second Quarter	March 27—June 18	84	March 28—June 19	84	March 22—June 13	84
Third Quarter	June 19—September 10	84	June 20—September 11	84	June 14—September 5	84
Fourth Quarter	September 11—December 31	112	September 12—December 31	111	September 6—December 31	117

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott, another consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately 43% of total revenues of our hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

For Hotel Operating Statistics and Comparable Hotel Results.    In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are reported based on the reporting cycle used by Marriott for our

Marriott-managed hotels. However, for years such as 2008, where Marriott reports its operations based on a 53-week year and a fourth quarter of 17 weeks, for comparable purposes, we exclude the extra week of operations, and we still reflect 52 weeks for the full year and 16 weeks for the fourth quarter. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year. This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results will typically differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2010		2009		2008
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 2—March 26	84	January 3—March 27	84	December 29—March 21	84
Second Quarter	March 27—June 18	84	March 28—June 19	84	March 22—June 13	84
Third Quarter	June 19—September 10	84	June 20—September 11	84	June 14—September 5	84
Fourth Quarter	September 11—December 31	112	September 12—January 1	112	September 6—December 26	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO per diluted unit, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Unit

We present FFO per diluted unit as a non-GAAP measure of our performance in addition to our earnings per unit (calculated in accordance with GAAP). We calculate FFO per diluted unit for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted units outstanding during such period. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities, including the payment of preferred OP unit distributions, in accordance with NAREIT guidelines.

We believe that FFO per diluted unit is a useful supplemental measure of our operating performance and that presentation of FFO per diluted unit, when combined with the primary GAAP presentation of earnings per unit, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such a measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted unit does not represent an amount that accrues directly to holders of our OP units. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted unit, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted unit in accordance with NAREIT guidance. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following tables provide a reconciliation of net income available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Reconciliation of Net Income Available to

Common Unitholders to Funds From Operations per Diluted Unit

	Year ended December 31,
	2009	2008

Net income (loss)	$(258)	$414
Less: Net (income) loss attributable to non-controlling interests	1	(3)
Distributions on preferred units	(9)	(9)

Net income (loss) available to common unitholders	(266)	402
Adjustments:
Gains on dispositions, net of taxes	(31)	(23)
Amortization of deferred gains and other property transactions, net of taxes	(4)	(4)
Depreciation and amortization(a)	604	578
Partnership adjustments	9	11
Adjustments for dilutive securities(b):
Assuming conversion of 2004 Exchangeable Debentures	—	26
Assuming deduction of gain recognized for the repurchase of 2004 Exchangeable Debentures(c)	(2)	(8)

Diluted FFO(d)(e)	$310	$982

Diluted weighted average units outstanding(d)(e)	601.0	572.9
Diluted FFO per unit(d)(e)	$.52	$1.71

(a)	In accordance with the guidance on FFO per diluted unit provided by the National Association of Real Estate Investment Trusts, we do not adjust net income for the non-cash impairment charges when determining our FFO per diluted unit.
(b)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units for shares granted under comprehensive stock plans, preferred OP Units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interest to common OP Units. No effect is shown for securities if they are anti-dilutive.
(c)	During the first quarter of 2009 and fourth quarter of 2008, we repurchased $75 million and $100 million face amount, respectively, of the 2004 Debentures with a carrying value of $72 million and $96 million for $69 million and $82 million, respectively. The adjustments to dilutive FFO related to the 2004 Debentures repurchased during the year include the $3 million and $14 million gain on repurchase in 2009 and 2008, respectively, net of interest expense on the repurchased debentures.

(d)	FFO per diluted unit and earnings per diluted unit were significantly affected by certain transactions, the effects of which are shown in the table below (in millions, except per unit amounts):

	Year ended December 31
	2009		2008
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Gain on dispositions, net of taxes	$31	$—	$23	$—
Loss on litigation(1)	(41)	(41)
Non-cash impairment charges	(131)	(131)	—	—
Gain (loss) on debt extinguishments and the CMBS defeasance(2)	7	7	—	—

Total	$(134)	$(165)	$23	$—

Diluted units	599.2	601.7	547.6	572.9
Per diluted units	$(.23)	$(.27)	$.04	$—

(1)	Includes the accrual of a potential litigation loss in the fourth quarter of 2009.
(2)	Includes gains/losses associated with the repurchase of our 2007 Debentures and the repayment of the term loan. Additionally, as prescribed by the sharing agreement with the successor borrower in connection with the 2007 defeasance of a $514 million collateralized mortgage-backed securities, we received $7 million and recorded the gain as a reduction of interest expense in the second quarter 2009. The loan had an initial maturity date of September 15, 2009, and was prepayable beginning on May 1, 2009. We had been legally released from all obligations under the loan upon the defeasance in 2007.

(e)	FFO per diluted unit and loss per diluted unit include a $12 million tax benefit, or $.02 per common unit, related to the reversal of an excess deferred tax liability that was established in prior periods associated with our investment in CBM JV, which was sold on September 11, 2009.

Comparable Hotel Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results

(in millions, except hotel statistics)

	Year ended December 31,
	2009	2008
Number of hotels	111	111
Number of rooms	61,168	61,168
Percent change in Comparable Hotel RevPAR	(19.9)%	—
Comparable hotel sales
Room	$2,533	$3,166
Food and beverage	1,266	1,591
Other	321	362

Comparable hotel sales(a)	4,120	5,119

Comparable hotel expenses
Room	694	779
Food and beverage	957	1,164
Other	160	189
Management fees, ground rent and other costs	1,438	1,639

Comparable hotel expenses(b)	3,249	3,771

Comparable hotel adjusted operating profit	871	1,348
Non-comparable hotel results, net(c)	3	(1)
Office buildings and select service properties, net(d)	1	7
Comparable hotels sold during 2010, net	5	1
Depreciation and amortization	(615)	(555)
Corporate and other expenses	(116)	(58)

Operating profit	$149	$742

(a)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows:

	Year ended December 31,
	2009	2008
Revenues per the consolidated statements of operations	$4,144	$5,119
Revenues of hotels sold during 2010	25	32
Business interruption revenues for comparable hotels	—	7
Hotel sales for the property for which we record rental income, net	42	51
Rental income for office buildings and select service hotels	(84)	(91)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(7)	1

Comparable hotel sales	$4,120	$5,119

(b)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows:

	Year ended December 31,
	2009	2008
Operating costs and expenses per the consolidated statements of operations	$3,995	$4,377
Operating costs of hotels sold during 2010	30	33
Hotel expenses for the property for which we record rental income	42	51
Rent expense for office buildings and select service hotels	(83)	(84)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(4)	—
Depreciation and amortization	(615)	(555)
Corporate and other expenses	(116)	(58)
Gain on insurance settlement	—	7

Comparable hotel expenses	$3,249	$3,771

(c)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(d)	Represents rental income less rental expense for select service properties and office buildings.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. Currently, we have no derivative financial instruments held for trading purposes. We use derivative financial instruments to manage, or hedge, interest rate risks.

Currently, our interest payments on 88% of our debt are fixed in nature (this percentage does not include $300 million of mortgage debt for which we have swapped fixed interest payments for floating interest payments), which largely mitigates the effect of changes in interest rates on our cash interest payments. Valuations for mortgage debt and the credit facility are determined based on the expected future payments, discounted at risk-adjusted rates. Senior notes and the exchangeable senior debentures are valued based on quoted market prices. If market rates of interest on our variable rate debt increase or decrease by 100 basis points, interest expense would increase or decrease, respectively, our future earnings and cash flows by approximately $7 million in 2010.

The table below presents scheduled maturities and related weighted average interest rates by expected maturity dates.

	Expected Maturity Date
	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value
	($ in millions)
Liabilities
Debt:
Fixed rate(1)(2)	$767	$95	$518	$715	$952	$2,371	$5,418	$5,567
Average interest rate	6.88%	6.92%	6.96%	6.97%	7.12%	7.47%
Variable rate
Variable rate	$2	$303	$3	$111	$—	$—	$419	$423

Average interest rate(3)	4.79%	5.37%	7.50%	7.50%	—%	—%
Total debt							$5,837	$5,990

Interest rate derivative
Interest rate swaps
Fixed to variable	$—	$—	$—	$—	$300	$—	$300	$269

Average pay rate(3)	3.27%	3.27%	3.27%	3.27%	3.27%	—%
Average receive rate	5.531%	5.531%	5.531%	5.531%	5.531%	—%

(1)	The 2010 maturities include $346 million of our Series M senior notes and the $124 million mortgage on the Atlanta Marriott Marquis, which were repaid on January 20, 2010, and February 11, 2010, respectively. After these repayments, 2010 debt maturities total $334 million.
(2)	The amounts are net of unamortized discounts and premiums.
(3)	The interest rate for our floating rate payments is based on the rate in effect as of December 31, 2009. No adjustments are made for forecasted changes in the rate.

Fair Value Interest Rate Hedges.    During 2009, we entered into three interest rate swap agreements for a notional amount totaling $300 million related to The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa mortgage loan in the amount of $300 million. We entered into the derivative instruments to hedge changes in the fair value of the fixed-rate mortgage that occur as a result of changes in the 3-month LIBOR rate. As a result, we will pay a floating interest rate equal to the 3-month LIBOR, plus a spread which ranges from 2.7% to 3.2%, as opposed to the fixed rate of 5.531%, on the notional amount of $300 million through March 1, 2014. We have designated these derivatives as fair value hedges. The derivatives are valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. As of December 31, 2009, we recorded a liability of $1 million related to the fair value of the swaps. At the same time, we record the change in the fair value of the underlying debt due to change in the 3-month LIBOR rate as a reduction to the carrying amount of the debt, or $.7 million, at December 31, 2009. The difference between the change in the fair value of the swap and the change in the fair value in the underlying debt is considered the ineffective portion of the hedging relationship. We recognized a loss of $.3 million related to the ineffective portion of the hedging relationship in 2009. Changes in the fair value of these instruments are recognized as gains/losses on derivatives.

Interest Rate Cap Derivative.    In connection with the mortgage debt secured by the JW Marriott, Washington, D.C., we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan. At December 31, 2009, the variable interest rate on the loan was 7.5% and the fair value of the cap was $1.8 million. We also evaluate counterparty credit risk in the calculation of the fair value of the cap. We recognized a gain of $.3 million based on the changes in the fair value of the derivative during the year. Changes in the fair value of these instruments are recognized as gains/losses on derivatives.

Exchange Rate Sensitivity

As we have non-U.S. operations (specifically, the ownership of hotels in Canada, Mexico and Chile and an investment in our European joint venture), currency exchange risk arises as a normal part of our business. To manage the currency exchange risk applicable to ownership in non-U.S. hotels, where possible, we may enter into forward or option contracts. The foreign currency exchange agreements that we have entered into were strictly to hedge foreign currency risk and not for trading purposes.

During 2008, we entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. Pursuant to these transactions, we will sell the Euro amount, and receive the U.S. Dollar amount on the forward purchase date. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation and are marked-to-market with changes in fair value and recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. The following table summarizes our three foreign currency purchase contracts (in millions):

Transaction Date	Transaction Amount in Euros	Transaction Amount in Dollars	Forward Purchase Date	Fair Value As of December 31, 2009	Change in Fair Value
					2009	2008
February 2008	€30	$43	August 2011	$(.1)	$(1.8)	$1.7
February 2008	15	22	February 2013	.7	(1.2)	1.9
May 2008	15	23	May 2014	1.1	(1.4)	2.5

Total	€60	$88		$1.7	$(4.4)	$6.1